Exhibit 10.3

ATTORNEY-IN-FACT AGREEMENT

THIS ATTORNEY-IN-FACT AGREEMENT (this “Agreement”) is made effective as of July 1, 2002, to by and between Texas Select Lloyds Insurance Company, a Lloyds Plan property/casualty insurance company organized under the laws of the State of Texas (the “Company”), and Select Insurance Services Inc. doing business as Texas Select Lloyds Inc., a corporation organized under the laws of the State of Texas (the “Attorney-in-Fact”).

WHEREAS, the Company desires to underwrite fire and homeowners multi-peril coverage and certain ancillary homeowner related coverages in the State of Texas; and

WHEREAS, the Company desires to appoint the Attorney-in-Fact to act as its managing general agent, to provide certain services in conjunction with such fire and homeowners multi-peril coverage and certain ancillary homeowner related coverages as set forth herein; and

WHEREAS, the Attorney-in-Fact is willing to accept such appointment;

NOW, THEREFORE, subject to the terms and conditions of this Agreement, and in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

I.	APPOINTMENT

The Company hereby appoints the Attorney-in-Fact, and the Attorney-in-Fact hereby accepts an exclusive appointment by the Company, to be the Company’s agent for the production, underwriting, and marketing of the Company’s fire and homeowners multi-peril and ancillary homeowners insurance business in the State of Texas as described in Paragraph IV hereof (the “Homeowners Program”) pursuant to the Company’s published rates and underwriting guidelines. By accepting this appointment, none of the Attorney-in-Fact’s employees or Sub-Producers (as defined below) shall be deemed to be an employee of the Company and the Attorney-in-Fact shall at all times and for all purposes remain an independent contractor.

II.	AUTHORITY

1. The Attorney-in-Fact shall have full power and unlimited authority, and shall be obligated as follows:

(a)	to market, solicit, produce, underwrite, and countersign policies and any binders, certificates, addenda, and endorsements related thereto (collectively, “Policies”) for the types of risks described in Paragraph IV in connection with the Homeowners Program; and to cancel, renew or non-renew such Policies;

(b)	to appoint and to direct, supervise, coordinate, suspend and terminate those qualified professional insurance agents (“Sub-Producers”) appointed by the Attorney-in-Fact;

(c)	to ensure that accurate and proper premiums and rates for all Policies are charged in compliance with the approved and applicable rating systems and manuals of the Company;

(d)	to coordinate or cooperate with the Company’s vendors in accordance with the prior written instructions of the Company;

(e)	to negotiate and bind a reinsurance program (the “Reinsurance Program”) on behalf of the Company, pursuant to guidelines provided by the Company;

(f)	to notify reinsurers of the Company of any claim arising under the Reinsurance Program and to collect claims payments from such reinsurers (“Reinsurance Claims Payments”);

(g)	to collect any return premiums due in respect of the Reinsurance Program; and

(h)	to act on behalf of the Company with respect to letters of credit issued for the benefit of the Company in order to secure unearned premium and loss reserves; and

(i)	to administer, adjust, investigate, examine, settle or compromise any and all claims and losses on Policies issued.

2. The Attorney-in-Fact’s binding authority for risks under the Homeowners Program will be subject to and qualified by (i) the Reinsurance Program; (ii) the underwriting guidelines adopted by the Company; and (iii) the restrictions set forth in the Texas statutes and the related rules and regulations promulgated by the Texas Department of Insurance (“Department”).

3. The Attorney-in-Fact may use only such forms of Policies as have been reviewed and approved by the Department.

4. The Attorney-in-Fact may appoint submanaging agents or delegate any binding authority received by it pursuant to the terms of this Agreement.

III.	COMMISSIONS AND FEES

1. As full compensation for all services performed by the Attorney-in-Fact hereunder, the Attorney-in-Fact shall be entitled to and shall be paid by the Company a monthly commission (the “Commission”) equal to thirty-two percent (32%) of the gross written premiums produced by the Attorney-in-Fact pursuant to the Homeowners Program during the respective month. The Commission shall be paid by the Company to the Attorney-in-Fact within fifteen (15) Business Days (as defined below) after receipt from the Attorney-in-Fact of the Invoice (as defined below).

2. If, for any reason, the Company shall refund premium under any contract of insurance produced by the Attorney-in-Fact, the Attorney-in-Fact shall immediately repay to the Company an amount equal to the Commission originally retained or received by the Attorney-in-Fact on the amount of premium so refunded.

3. The Attorney-in-Fact shall provide the Company with a monthly invoice (the “Invoice”) which sets forth the amount of gross written premiums produced by the Attorney-in-Fact pursuant to this Agreement for the immediately preceding month and the amount of the Commission due to the Attorney-in-Fact for such month.

IV.	UNDERWRITING AUTHORITY

The Attorney-in-Fact shall have the authority to bind the Company to the following risks underwritten in accordance with the Company’s underwriting guidelines:

1. Direct Business:

(a)	Coverages defined as follows:

Fire

Allied Coverages

Inland Marine

Automobile-Liability & Physical Damage

Liability other than Automobile

Glass

Burglary & Theft

Reinsurance (on all lines authorized to be written on a direct basis)

(b)	Territory - the State of Texas

V.	PREMIUMS AND REINSURANCE CLAIMS PAYMENTS

1. The Attorney-in-Fact shall collect any Reinsurance Claims Payments.

2. The Attorney-in-Fact shall collect any return premiums due in respect of the Reinsurance Program.

3. All Reinsurance Claims Payments and return premiums received by the Attorney-in-Fact either before or following the termination of this Agreement shall be remitted to the Company within five (5) Business Days of receipt thereof. After receipt and prior to the remittance, the Attorney-in-Fact shall hold such payments and premiums in a fiduciary capacity as trustee for the Company. Any other funds received by the Attorney-in-Fact pursuant to the terms of this Agreement or otherwise shall be held by the Attorney-in-Fact in a fiduciary capacity as trustee for the Company and shall be remitted to the Company within five (5) Business Days of receipt thereof.

4. The Attorney-in-Fact shall establish and maintain a separate fiduciary account in the name of and for the benefit of the Company with a bank to be selected by the Company. Such bank shall be a member of the Federal Reserve System. The Attorney-in-Fact shall deposit into such fiduciary account Reinsurance Claims Payments, return premiums collected from the Company’s reinsurers and any other funds received by the Attorney-in-Fact as agent of the Company either pursuant to this Agreement or otherwise.

VI.	PREMIUM REPORTING

Not later than thirty (30) days after the end of each month during any Underwriting Year, the Attorney-in-Fact will prepare and forward to the Company a detailed and itemized monthly statement of account setting forth Reinsurance Claims Payments, return premiums and any other monies received by the Attorney-in-Fact on the Company’s behalf.

VII.	CLAIMS ADMINISTRATION

1. The Attorney-in-Fact shall be responsible for the comprehensive processing, handling, adjusting, settling and administration of all Claims arising out of the Policies, including the establishment of reserves, and shall:

(a)	Adjust, investigate, examine, settle or compromise all claims and losses on Policies issued.

(b)	Defend, litigate, compromise, settle, withdraw from actions or submit to arbitration, all actions, suits, proceedings, accounts, involving claims, demands or losses on Policies, in which the Company may become a party, and in connection therewith, to make and execute general and specific releases, covenants not to sue, and any and all documents necessary or proper, and to make or to accept and receive payment or other consideration in satisfaction of any disputes in the name of and on behalf of the Company, and as appropriate retain counsel for the purposes specified herein.

(c)	Resist all Claims or adjust, handle, or settle to a conclusion those Claims that Attorney-in-Fact believes Company is legally obligated to pay or which Company advises Attorney-in-Fact it desires to pay, including the necessary preparation for any subrogation or contribution action which, in the judgment of Attorney-in-Fact, may inure to the benefit of Company.

(d)	Retain experts, as may be required to support Attorney-in-Fact or counsel in the investigation, examination, settlement, defense or compromising of any claim and loss on Policies issued.

(e)	Establish all loss reserves for Claims under policies issued under the Program, including outstanding claims reserves and allocated loss adjustment expense reserves, and establish IBNR. Furthermore, such reserve evaluation shall reflect Company’s ultimate exposure considering coverage, allocated loss adjustment expenses, liability and damages.

(f)	Make timely payment of Claims and perform all reasonable and necessary administrative and clerical work in connection with all Claims.

2. Attorney-in-Fact shall be authorized to delegate any of its authority hereunder, but may, from time to time, with due care, appoint a sub-delegee third party claims adjuster. Such sub-delegee third party claims adjuster may be granted claims settlement authority. Attorney-in-Fact represents and warrants that any party so appointed shall be lawfully licensed to conduct the business for which he, she or it is appointed, and shall require that during the tenure of said appointment, such authority shall be maintained continuously and in full force and effect.

VIII.	COMPENSATION FOR CLAIMS ADMINISTRATION

1. In addition to the Commissions and fees set forth in Paragraph III above, as compensation for all services performed by the Attorney-in-Fact for claims administration hereunder, the Attorney-in-Fact shall be entitled to and shall be paid by the Company an additional monthly commission (the “Additional Commission”) equal to eight percent (8%) of the gross written premiums produced by the Attorney-in-Fact pursuant to the Homeowners Program during the respective month. The Additional Commission shall be paid by the Company to the Attorney-in-Fact within fifteen (15) Business Days, as defined herein, after receipt from the Attorney-in-Fact of the Invoice.

IX.	EXAMINATION OF RECORDS

1. The Attorney-in-Fact will keep full and accurate records, including records of all individual risk files, daily reports, and any documents signed by the insured, for all business bound by or through the Attorney-in-Fact under this Agreement, and the Attorney-in-Fact will forward to the Company any of such records upon the Company’s reasonable request. Moreover, upon reasonable request by the Company, the Company will have the right to examine and audit, during normal business hours, all such records and to make copies of such records as it may deem necessary. When necessary, the Company may grant the Department access to such records.

2. Should an audit reveal that corrective action is necessary, the Attorney-in-Fact shall complete such required corrective action as promptly as possible and will confirm completion of such corrective action in writing to the Company.

3. The Attorney-in-Fact shall maintain all records required by this Agreement for at least three years after the placement of the risk to which such records pertain.

4. All Policy forms, supplies, books, accounts, files and other documents relating to the business of the Company are the property of the Company and must be returned to the Company or its authorized representative on demand. The Attorney-in-Fact shall not release any records relating to the Company to any other party without the prior written consent of the Company.

5. The provisions of this Paragraph X shall survive the termination of this Agreement.

X.	TERM AND CANCELLATION OF AGREEMENT

1. This Agreement shall be for the period commencing as of the date hereof and, subject to Sections 2 and 3 of this Paragraph XI, shall continue in full force and effect for three (3) years after which period it will automatically renew and may be terminated by either party upon the giving of one hundred and eighty (180) days prior written notice to the other party. Upon any termination of this Agreement, such termination shall only be effective as respects business having new or renewal dates or anniversary dates subsequent to the effective date of termination, and such termination shall have no effect on the interests and liabilities of the Company for business effective prior to the date of the termination, such interests and liabilities to continue until such business has expired and all losses in connection therewith are settled.

2. Notwithstanding any other provision of this Agreement, the Company and the Attorney-in-Fact acknowledge and agree that either party shall have the right to terminate this Agreement immediately, by the giving of written notice to the other party in accordance with Paragraph XVIII hereof should the other party at any time:

(a)	become subject to any insolvency proceeding;

(b)	go into liquidation, whether voluntary or compulsory, or suffer the appointment of a receiver;

(c)

become involved in serious financial difficulties as evidenced by, but not limited to, any assignment for the benefit of creditors, any petition for reorganization, bankruptcy or receivership, or any attachment of a major portion of assets, or any judgment rendered remaining unsatisfied for thirty (30) days or more without having been bonded by an authorized surety company admitted in the jurisdiction where the judgment is entered;

(d)	become involved in fraudulent acts or illegal conduct; or

(e)	fail to perform any material provision of this Agreement.

3. In addition, notwithstanding any other provision of this Agreement, the Company and the Attorney-in-Fact acknowledge and agree that the Company shall have the right to terminate this agreement immediately, by the giving of written notice to the Attorney-in-Fact in accordance with Paragraph XVIII hereof, if:

(a)	any applicable public authority cancels or does not renew the license or certificate of authority of either the Attorney-in-Fact or the Company;

(b)	the Attorney-in-Fact knowingly, intentionally or willfully violates any provision of this Agreement;

(c)	the Attorney-in-Fact misapplies, misdirects, or misappropriates funds or property of the Company or fails to remit to the Company funds due to the Company promptly after receipt of a written demand therefore by the Company;

(d)	the Attorney-in-Fact fails to timely and fully comply with the Company’s directives, guidelines or manuals; or

(e)	the Attorney-in-Fact assigns, conveys, delegates or subcontracts to a third party any of the Attorney-in-Fact’s rights or obligations under this Agreement.

4. Any termination made pursuant to this Paragraph XI will not affect the rights and obligations of the parties hereto as to transactions, acts or things done by either party prior to the effective date of termination.

XI.	RESPONSIBILITIES OF THE ATTORNEY-IN-FACT AFTER TERMINATION

1. Upon termination of this Agreement:

(a)	unless otherwise instructed by the Company in writing, the Attorney-in-Fact will account to the Company for all transactions covered by this Agreement which were not accounted for at the time of termination;

(b)	the Attorney-in-Fact will promptly deliver to the Company all unused supplies and forms;

(c)	the Attorney-in-Fact will continue to pay the Company all sums due the Company, in the manner described herein;

(d)	the Attorney-in-Fact will continue to cooperate with the Company’s vendors to service Policies written by or through the Attorney-in-Fact with effective dates prior to the effective date of termination until natural expiry of such Policies in the same manner and to the same extent as was required prior to termination;

(e)	unless otherwise instructed in writing by the Company, the Attorney-in-Fact will continue to service all business written by or through the Attorney-in-Fact, with effective dates prior to the effective date of termination, until natural expiry in the same manner and to the same extent as was required prior to termination; and

(f)	after the effective date of termination, all Policies written with prior effective dates shall remain in full force and shall continue to be covered by the Company, but the Attorney-in-Fact will have no authority hereunder, either directly or indirectly, to: (i) accept any new risks, (ii) bind new insurance, (iii) extend the term of or alter the perils covered by any Policies in effect prior to termination, (iv) increase the amount of insurance afforded, or otherwise increase the Company’s liability on, any existing Policy, (v) negotiate reinsurance on behalf of the Company, or (vi) negotiate to alter the terms of an existing reinsurance treaty.

XII.	COMPLIANCE WITH LAWS

The Attorney-in-Fact will comply with the applicable laws, rules and regulations, bulletins, circular letters, and proclamations of any governmental or regulatory agency in any jurisdiction in which the Attorney-in-Fact acts on behalf of the Company, including those rules and/or regulations promulgated by the insurance regulatory authorities thereof. The Attorney-in-Fact will maintain all licenses required of the Attorney-in-Fact by those jurisdictions to perform the services required and described hereunder.

XIII.	ASSIGNMENT

Except as provided herein, neither this Agreement nor any of the rights or obligations hereunder may be pledged, assigned, transferred, or delegated, either in whole or in part, by the Attorney-in-Fact.

XIV.	AMENDMENT

Any amendment of this Agreement must be in writing and signed by a duly authorized representative of each of the Attorney-in-Fact and the Company.

XV.	WAIVER OR MODIFICATION

Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not be held to constitute a course of conduct or a waiver of a subsequent breach of that or any other provision.

XVI.	SEVERABILITY AND GOVERNING LAW

If any provision of this Agreement or any schedule hereto or the application thereof to any party or circumstance shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The laws of the State of Florida, without giving effect to the conflict of laws provisions thereof, shall govern all matters concerning the validity, performance, and interpretation of this Agreement.

XVII.	NOTICES

All notices, requests, demands and other communications required or permitted hereunder must be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile transmission or certified mail, return receipt requested, to the address set forth below or to such other address as the parties may from time to time designate in writing for such purpose. Notices shall be deemed to have been given at the time personally delivered or successfully telegraphed, telexed or sent by facsimile transmission or, if mailed, upon the fifth (5th) day after the date such notice, demand, request or communication is postmarked.

If to the Company, to:

TEXAS SELECT LLOYDS INSURANCE COMPANY, 1819 Main Street, Suite 700, Sarasota, Florida 34236

If to the Attorney-in-Fact, to:

SELECT INSURANCE SERVICES INC., 1819 Main Street, Suite 700, Sarasota, Florida 34236

XVIII.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Any and all prior representations, statements, or agreements between the parties hereto are merged herein and shall not survive or exist except as stated herein.

XIX.	HEADINGS

The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

XX.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers as of the date first set forth above.

TEXAS SELECT LLOYDS INSURANCE COMPANY

By:	/s/ David W. Lacefield
Name:	David W. Lacefield
Title:	President, Select Insurance Services Inc.
c/b/a Texas Select Lloyds Inc.
Attorney-in-Fact for Texas Select Lloyds Insurance Company

SELECT INSURANCE SERVICES INC.

By:	/s/ Ricardo A. Espino
Name:	Ricardo A. Espino
Title:	Vice President